December 14, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re: Vizario, Inc.

We have read the statements made by Vizario, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K. We agree with the statements made regarding our firm in such 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ GHP Horwath, P.C.